Exhibit 3.131

RESTATED ARTICLES

OF

ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, P.A.

The corporation whose Articles of Incorporation are restated was originally incorporated pursuant to Chapter 621, Florida Statutes, under the name ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, P.A., and its original Articles of Incorporation were filed with the secretary of State on June 12, 1989 under Document No. K94427.

Pursuant to the provisions of Section 607.1007, the Restated Articles of Incorporation of ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, P.A. are as follows:

ARTICLE I – NAME

The name of the corporation is ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, INC. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of the Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 10,000 shares of Common Stock, par value $1.00 per share.

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the Registered Office of the Corporation is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the Registered Agent of the Corporation at that address is Jay A. Martus.

ARTICLE VII – BOARD OF DIRECTORS

The Corporation shall have three (3) directors. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The names and addresses of the directors of the Corporation are:

Mitchell Eisenberg	Lewis Gold
1613 North Harrison Parkway	1613 North Harrison Parkway
Suite 200	Suite 200
Sunrise, FL 33323	Sunrise, FL 33323

Robert Coward
1613 North Harrison Parkway
Suite 200
Sunrise, FL 33323

These Restated Articles of Incorporation were adopted by the sole Shareholder and sole Director of the Corporation as of October 18, 2006 to be effective upon filing with the Florida Secretary of State.

CORPORATION:

ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, P.A.

By:	/s/ Gilbert Drozdow
Gilbert Drozdow, President

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That ANESTHESIOLOGY ASSOCIATES OF TALLAHASSEE, INC. (the “Corporation”), desiring to restate its Articles under the laws of the State of Florida, has named Jay A. Martus as its Registered Agent to accept service of process within this State.

Anesthesiology Associates of Tallahassee, Inc.

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

ACKNOWLEDGEMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, I hereby agree to act in this capacity, and further, I agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I accept the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 18th day of October, 2006.

/s/ Jay A. Martus
Jay A. Martus, Registered Agent